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NEWS   FROM

Petroleum Development Corporation

49:

FOR IMMEDIATE RELEASE:  December 27, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Updates Third Quarter Operations

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETDE) today announced operating highlights for the 3rd Quarter of 2005.  Steven R. Williams, CEO of Petroleum Development Corporation, said, "Strong energy prices, increasing production and strong partnership sales have allowed the Company to continue to operate at record levels. We are continuing a strong drilling and development program, and the increasing cash flow is also allowing us to pursue higher risk opportunities with the drill bit that could offer substantial upside for the future."

Operations

Record sales of public drilling partnerships during the first half of 2005 enabled the Company to utilize $39.7 million to drill 37 wells during the third quarter of 2005 for its public partnerships.    This brings the total through the first three quarters of 2005 to 121 wells all of which are successful. Thirty of the third quarter partnership wells were drilled in the Wattenberg Field and seven were drilled in the Piceance Basin. This brings the totals to 96 Wattenberg and 25 Piceance Basin wells through the first three quarters of 2005. All of the wells drilled by the Company in these two areas were in conjunction with its public drilling fund partnerships. The Company has conducted the remainder of its 2005 partnership drilling activity in the same two areas. As of September 30, 2005 the Company had funds for future drilling for partnerships of $24.8 million and is anticipating the funding of its third and final partnership of the year at the end of the fourth quarter.  Maximum allowable subscriptions for the Partnership are $40 million if it is fully subscribed. The funds available at the end of the third quarter funded primarily fourth quarter drilling and completion operations.  The final Partnership's funds will be available for operations during the first quarter of 2006.

The Company participated in the drilling of 7 gross (2.5 net) additional wells located on its northeast Colorado properties (NECO), during the third quarter bringing the total to 53 gross wells (34 net wells) drilled on its northeast Colorado (NECO) properties through the first three quarters of 2005. The Company will drill or participate in approximately 27 additional wells during the remainder of 2005 in this area. The wells are being drilled on locations created by the regulatory approval of the reduction in well spacing from 80 to 40 acres on the properties the Company acquired in Yuma County in 2003.

In addition to drilling, the Company also continued its Codell re-completion program in Wattenberg Field, re-completing 18 wells during the third quarter of 2005 for a total of 58 Codell re-completions through the first three quarters of 2005. The Company is continuing this program through the remainder of 2005 and it is estimated that 16 additional Codell re-completions will be commenced in the fourth quarter.

Production

Oil and natural gas production for the third quarter increased to 3.43 billion cubic feet equivalent (Bcfe) from 3.12 Bcfe in the third quarter of 2004 an increase of 10.0%.  All of the increase was attributable to the Rocky Mountain Region where the Company's drilling, development and acquisition activities have been focused for the past several years.  The Rocky Mountain Region production increased 20.2% compared to the year earlier period, while production in the Appalachian Basin declined 14.1% and Michigan Basin production declined 14.6% year to year.

Oil and gas sales also benefited from higher sales prices for both oil and natural gas compared to the third quarter of 2004. In the third quarter of 2005 the Company sold its natural gas for an average price of $8.07 per thousand cubic feet (Mcf), compared to $5.13 per Mcf in the third quarter of 2004. Similarly the average price of oil this quarter was $54.66 per barrel (Bbl) compared to $37.65 per barrel in the third quarter of 2004.  The following table summarizes the production by region and pricing for the third quarters of 2005 and 2004.

	Three Months Ended September 30, 2005			Three Months Ended September 30, 2004

		Natural	Natural Gas		Natural	Natural Gas
	Oil	Gas	Equivalents	Oil	Gas	Equivalents
	(Bbl)	(Mcf)	(Mcfe)*	(Bbl)	(Mcf)	(Mcfe)

Appalachian Basin	1,218	394,982	402,290	1,589	458,657	468,191
Michigan Basin	1,177	379,824	386,886	1,301	445,013	452,819
Rocky Mountains	116,170	1,941,513	2,638,533	85,414	1,682,360	2,194,844
Total	118,565	2,716,319	3,427,709	88,304	2,586,030	3,115,854

				(Restated)	(Restated)	(Restated)
Average Price	$ 54.66	$ 8.10	$ 8.31	$ 37.65	$ 5.13	$ 5.32

Oil and natural gas production for the first nine months of 2005 increased to 10.1 Bcfe from 9.49 Bcfe compared to the same period in 2004 an increase of 6.4%. This increase was also fueled by our Rocky Mountain production. The average sales price per Mcf also increased significantly from $5.04 per Mcfe during the first nine months of 2004 to $6.52 per Mcf for the same period in 2005. The Company's oil and natural gas production for the first nine months of 2005 and 2004 by area of operations along with average sales price is presented below:

	Nine Months Ended September 30, 2005			Nine Months Ended September 30, 2004

		Natural	Natural Gas		Natural	Natural Gas
	Oil	Gas	Equivalents	Oil	Gas	Equivalents
	(Bbl)	(Mcf)	(Mcfe)*	(Bbl)	(Mcf)	(Mcfe)

Appalachian Basin	3,073	1,238,724	1,257,162	3,931	1,346,915	1,370,501
Michigan Basin	3,391	1,172,638	1,192,984	4,305	1,314,829	1,340,659
Rocky Mountains	324,355	5,698,298	7,644,428	280,308	5,093,748	6,775,596
Total	330,819	8,109,660	10,094,574	288,544	7,755,492	9,486,756

				(Restated)	(Restated)	(Restated)
Average Price	$	$	$	$ 32.39	$ 5.00	$ 5.08

Current Hedging of Commodity Transactions

The Company has entered into commodity-based derivative transactions to manage a portion of the exposure to price risk associated with its sales of oil and natural gas. During the third quarter of 2005 the Company had average production per month of 905,400 Mcf of natural gas and 39,500 Bbls of oil. The current positions in effect on the Company's share of production are shown in the following table:

		Floors		Ceilings
		Monthly Quantity	Contract	Monthly Quantity	Contract
Month Set	Month	Mmbtu	Price	Mmbtu	Price
Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
Feb-04	Jul 2005 - Oct 2005	33,000	$3.10	16,000	$4.43
Mar-05	Jul 2005 - Oct 2005	38,000	$4.75	19,000	$8.12
Jan-05	Nov 2005 - Mar 2006	60,000	$4.50	30,000	$7.15
Jul-05	Nov 2005 - Mar 2006	27,500	$6.50	13,750	$8.27
Mar-05	Apr 2006 - Oct 2006	42,000	$4.50	21,000	$7.25
Jul-05	Apr 2006 - Oct 2006	27,500	$5.50	13,750	$7.63
Jul-05	Nov 2006 - Mar 2007	27,500	$6.00	13,750	$8.40
NYMEX Based Hedges - (Appalachian and Michigan Basins)
Feb-04	Jul 2005 - Oct 2005	122,000	$4.28	61,000	$5.00
Mar-05	Jul 2005 - Oct 2005	39,000	$5.75	19,500	$8.37
Jan-05	Nov 2005 - Mar 2006	156,000	$5.00	78,000	$8.50
Mar-05	Apr 2006 - Oct 2006	78,000	$5.50	39,000	$7.40
Jul-05	Apr 2006 - Oct 2006	61,000	$6.25	30,000	$8.98
Jul-05	Nov 2006 - Mar 2007	68,000	$7.00	34,000	$9.27
NYMEX Based Hedges (NECO) Area
Feb-04	Jul 2005 - Oct 2005	150,000	$4.26	75,000	$5.00
Jan-05	Nov 2005 - Mar 2006	150,000	$5.00	75,000	$8.45
Panhandle Based Hedges (NECO) Area
Mar-05	Apr 2006 - Oct 2006	150,000	$5.00	75,000	$8.62
Jul-05	Nov 2006 - Mar 2007	150,000	$6.50	75,000	$8.56
Oil - NYMEX Based (Wattenberg)		Bbl			Bbl
Aug-04	Jul 2005 - Dec 2005	15,000	$32.30	7,500	$40.00

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597